                            FINAL REPORT TO THE CPUC

                            S. David Freeman, Trustee

Re: Current Status of the ISO and PX Contracts for Hardware and Software

Last winter we came to the table with many strong industry players, and those players came with varied and conflicting agendas. We challenged ourselves to rise to a higher and unified goal, and went to work. I'm proud to report that we've progressed from plans and dreams to two functioning companies committed to launching a new California electricity market on 1/1/98.

We were fortunate to have a wide range of Technical Advisory Committee (TAC) members who were intimately familiar with the technical functions of the ISO and PX and the intentions of the commission, the Governor and the legislature. We must give full credit the TAC members who helped us sort through the tradeoffs and reach the decisions that were necessary to meet our schedule. We would not be where we are today had it not been for their expert advice and their time and effort.

In the first few weeks, we refined the thoughtful planning and prepared the requests for proposals to build the necessary hardware and software. In early 1997, the TAC and I put in place the contracts that have become the backbone of the ISO and PX. We didn't have the luxury of fully developed concepts that had gone through thorough revisions or staged design reviews, nor did we have the luxury of several rounds of competitive bidding for the contracts. Time was of the essence. To meet 1/1/98, we needed contracts to get the work underway without delay.

We negotiated and secured contracts with major players in the industry who have become our partners. Despite the necessary rush, the contracts we have executed have been effective. They have served us well in this large and complex effort. We have made some changes along the way, and have faced some change orders, but no more than are typically experienced. Where the need for change has become apparent, we have acted without hesitation.

In addition to the contracts, we undertook the massive FERC filings, the reliability studies and the recruitment of key personnel during the months before the corporations began to function. Without our initiatives in these areas, making the 1/1/98 deadline would be impossible.

Certainly there is considerable work remaining to fulfill the hardware, software and facilities contracts. This work involves dealing with the usual design bugs and implementation challenges that any large complex system faces.

As we stand ready to hand off our work to the Corporations, we take great pride in what we have accomplished and what we have set in motion.

I would like to summarize the status of the key contracts to point out that much of the hardware has been built and the remaining development and testing are on a schedule to meet the 1/1/98 deadline, but with very little time to spare.


                 CALIFORNIA INDEPENDENT SYSTEMS OPERATOR (ISO)


Power Management System (PMS) - ABB System Control

The Power Management System will perform the real-time monitoring, control and analyses of the ISO-coordinated power system. The integrated system will consist of new primary and backup Power Management Systems at the ISO primary and backup facilities, which will be linked with the existing energy management systems at PG&E, SCE, SDG&E and participating municipal utility control centers.

The PMS contract was awarded to ABB System Control and provides for both the primary development work on the Power Management System, costing $8.4 million and a software maintenance agreement of $1.7 million. Change orders approximating $1.2 million are expected, but these change orders will have only a slight impact on the work schedule and will not endanger the 1/1/98 completion date. The total anticipated cost of $11.3 million is well below the original estimate submitted to the Commission of $30.0 million.

Major accomplishments related to the ISO PMS to date include:

-  equipment installed at ABB for testing;

- test systems installed at both the ISO primary and backup facilities in April;

- Inter Control Center Protocol (ICCP) implemented at all three IOU sites and initial testing with the PMS system implemented at the ABB site;

- basic functionality test of the new Dispatch Coordination scheme for generation control completed 8/15/97.

The Phase 1 control scheme is a 2-level hierarchical scheme. The ISO's PMS will monitor the ISO's control area and coordinate the multiple subordinate Area Control Centers (ACCs). The ACC's will continue to utilize the existing generation control schemes (i.e. utility energy management systems) to move the generating units to satisfy the ISO ancillary services generation requirements. This control scheme has been devised with the following guiding principles in mind:

- minimize the changes to existing generation control infrastructure components, such as control software, hardware, data links and operating procedures;

-  allow the ISO to operate as a single control area:

-  enable the ISO to allocate normal or  emergency generation requirements to


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   subordinate ACCs to meet overall ISO ACE;

- establish a fall-back mode which maintains basic generation control integrity if certain ISO-ACC data links are out of service.

During the 4th quarter of 1997, the operational dry run will be started and completed, as will real time scheduling and integration with other systems. There is good reason to expect that on 1/1/98, the ISO will commence function as a single control area.

Scheduling Infrastructure, Congestion/Transmission Management Software, Business Systems (SI/SA/BBS) - ISO Alliance

The Scheduling Infrastructure (SI) accepts and validates the generation schedule. Scheduling Applications (SA) evaluates feasibility of implementing the submitted schedules. Congestion/Transmission Management Software refers to the software necessary to assist in congestion management. Finally, the Balance of Business Systems (BBS) calculates settlements and production billing.

The ISO Systems contract was awarded to a consortium composed of ABB System Control, Perot Systems and Ernst & Young - known collectively as the ISO Alliance. The main contract provides for two stages of work for the primary ISO systems, with Stage I originally priced at $45.6 million and Stage II at $3.4 million. As of mid-August, various change orders and development center costs have increased this total from $49 million to $56.5 million. These approximately $7 million in change orders were only recently approved and are primarily focused on improving original design specifications. This cost is still below the original estimate for all these contracts approved by the CPUC of $63.0 million.

Major design components for SA and SI were completed during the 3rd quarter of 1997, including the initial SI prototype, which was ready and available for demo, and the test objectives, conditions and scripts for SA. Major components of the BBS design were completed on schedule and the remaining construction and testing phases are scheduled to meet the 1/1/98 deadline.

The ISO Alliance has further achieved the following:

- support infrastructure is in place and the IBM help desk is working and available;

-  all hardware has been procured and is being installed;

- all design changes have been frozen, thus finalizing implementation requirements for 1/1/98.

The problem that have been encountered recently are in the interface with the PX and other scheduling coordinators. We have moved decisively to solve them due to the excellent work of our Coopers & Lybrand project management team and continue to anticipate a 1/1/98 start date.



page 3


ISO Communications Infrastructure Development - MCI

The Communications Infrastructure refers to the voice and data communications that allow the ISO and PX to communicate with each other and with market participants, to control and monitor the power grid and to provide a communications backbone for the transport of metering data. The infrastructure has been designed for as many as 2,000 connected entities.

The ISO Communication Infrastructure contract was awarded to MCI for $25.8 million for the initial installation compared to the original budget for this item of $30 million. A voice and data service lease is expected to result in a five year cost for service of $27.4 million annually commencing in 1998, increasing to $27.8 million per annum thereafter.

Recent ISO Communications accomplishments include:

- direct communication completed servicing Alhambra and the primary site at Folsom;

-  completion of most wide area network facilities;

- development of an integrated testing plan to compress overall time for other vendor testing;

-  hand over of the network by MCI to the ISO for use and testing on 7/31/97.

This network will rank with the largest in the world and was developed and available for the ISO to test in less than five months, which is unheard of for a project of this size and complexity.

ISO Metering Data Acquisition System (MDAS) - UTS

The ISO Metering Data Acquisition Infrastructure refers to the metering standards, data servers, interface equipment, databases and software that allow the ISO to collect this data. The ISO MDAS, which was procured from Utility Translation Systems, Inc. (UTS), is a system that is generally in operation in the UK. The only new requirements for the ISO were interfaces to other subsystems, interfaces to Scheduling Coordinator's Meter Data Acquisition Systems and communicating over a wide area network using TCP/IP.

MDAS is on schedule. The system remains close to its original budget of $4.46 million with only $232,725 in change orders for interfaces requested and approved. The original budget for this step was $5.0 million.

MDAS achievements thus far:

- On August 14th, the MDAS Meter Prototype COMM Test was successfully completed one day ahead of the planned test schedule. The system exceeded contract expectations with the test demonstrating that MDAS can communicate over a wide area network using TCP/IP.

- Interface designs have been completed for ISO Sub-Systems with testing scheduled for late September.



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

Interface testing with scheduling coordinators (SCs) will occur during the upcoming operational dry run (ODR). UTS has communicated broadly and freely with the SCs to ensure that meter data, which is crucial for a successful ISO, can be transferred from their systems to Settlements by 1/1/98. Outlook for this system continues to be excellent.

ISO Primary and Backup Facilities

The ISO/PX facility in Folsom is 79,000 square feet in area, 3,232 square feet of which is allocated to the PX backup facility, leaving some 75,800 square feet for the primary ISO operations. A backup ISO facility is located in Alhambra, in close proximity to the PX site.

The tenant improvement work for the primary ISO site is being performed by Turner Construction. The cap on the Turner Construction contract currently stands at $6.75 million with $350,000 of this allocated to the PX backup facility. The ISO backup facility in Alhambra is being improved by Coastal Pacific Construction at a cost currently estimated at $1.04 million. Tenant improvements at this site are substantially complete. The total cost of the Folsom facility and the Alhambra backup is $13.9 million as compared to the original estimate of $17.0 minion.

Approximately 50,000 square feet of the ISO primary facility baa been completed and 25,000 square feet was available to ISO staff 6/30/97 - almost 3 months ahead of the originally contracted 10/1/97 turnover to the ISO.

Major accomplishments to date at the ISO facilities are as follows:

- Completed construction of the Phase I areas of the Folsom site, including the telecommunication, main computer and development room early in the 2nd quarter of 1997.

- Construction of the Phase II areas, including the dispatch and network systems room, was completed on 6/30/97.

- Temporary occupancy permits for Phase I and Phase II were obtained from the City of Folsom on 7/7/97.

- Computer and communication room facilities at both the ISO primary and backup sites were completed on schedule with no negative Impact on vendor computer equipment schedules.

Construction of the Phase III area - the remaining office area - is scheduled for completion by 8/30/97, at which time all service level agreements will be in place. The remaining minor architectural features will be completed by 9/1/97. Mapboards and consoles are on order and expected to arrive on schedule.


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
                   California Power Exchange (PX) Corporation

The PX Corporation began its development in the first quarter of this year. During the first quarter, vendors were selected and all primary development tasks commenced.

PX Business Systems - OM Technology AB

The PX business systems refer to the computers and other systems to support the following functions: Bidding, Electricity Scheduling, Settlements, Billing, and Administration. The successful bidder, OM Technology AB, was selected after a competitive bid process that included a written evaluation of the bids, oral review of vendors, review evaluations, competitive negotiations, and recommendation to the Trustee by the TAC for selection. The contract was signed on March 27, 1997. Contract attachments, including technical schedules and a schedule of milestones and related payments were completed on April 23, 1997.

Phase I expenditures to provide for the basic functional requirements are estimated at $23 million. As of mid-August, various change orders have increased the total to $25.3 million. For many reasons, as development progressed, the work was broken into stages. Stage 1 (providing day ahead market without iterations) and Stage 1a (real time settlements) will be delivered 1/1/98 while Stage 2 (hour ahead market) and Stage 3 (iterative bidding) will be delivered after 1/1/98 (on 2/15/98 and 4/30/98 respectively). Phase II expenditures to provide enhancements to the system are estimated at $2.0 million. The total of $25 million is well below the original estimate of $31 million.

There is a major issue involving the ISO/PX interface; one of the most significant unresolved items is the design divergence regarding Net/Individual Schedules. On August 11th during the first design walk-through with ISO and the scheduling coordinators, including the PX, it was discovered that the ISO Alliance made design assumptions that diverged from requirements followed by the PX and other scheduling coordinators. The ISO built its systems around net schedules while the PX built its around individual schedules as required by the FERC Tariff and the ISO DSOW. This issue, if undiscovered would have made it impossible for the ISO and PX systems to communicate. It was uncovered prior to the operational dry run through the diligent oversight of our project manager. However, this issue poses serious risks to the project. The modification of the ISO system to handle individual schedules will not be completed until early December. This allows little more than a week to test the interfaces with an operational dry run and perform a production turnover.

Computing Services Infrastructure - IBM

The computing services infrastructure contract with IBM includes the network and system management tools required by the PX to monitor the reliability and performance of its computing environment, as well as office automation hardware/software such as personal computers and associated desktop software, file servers, printers, copiers, FAX machines,


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

and a Help Desk System for problem reporting, tracking and resolution coordination. The price for this contract is estimated at $2.58B million for year one of the proposed lease.

PX Facilities

The PX Primary Facility location was approved on 1/9/97 to be established in Alhambra (Los Angeles area), in close proximity to the ISO backup facility. Both facilities are managed by Lincoln Properties. The backup facility for the PX has been co-located with primary ISO facility, in Folsom (Sacramento area). An allocation of approximately 4% of the costs of this facility has been made to the PX, based on square footage that the PX will occupy.

The primary facility will house the PX equipment and personnel. The construction of the facility is completed, the offices and computer rooms are finished, and the utility and telephones lines are operation. We have a temporary occupancy permit that allows the PX to begin working at the facility as of 8/25/97. The current cost for the facility including lease, construction, and furnishings is at $3.6 million as compared to an initial estimate of $6.0 million.

Communicates Infrastructure - MCI

This refers to the voice and data communications that allow the ISO and PX to communicate with each other and with the market participants, control and monitor the power grid, as well as provide a communications backbone for the transport of metering data. Duke Engineering & Services is responsible for both PX and ISO Communication Infrastructure project management.

The Communications Infrastructure contract was awarded to MCI, as MCI's proposal was evaluated as the most comprehensive and technically competent. The PX was allocated a share of this cost equal to $5.65 million for the development and implementation of the voice and data communications infrastructure is equivalent to the original budget estimate. This infrastructure included some on-premises equipment that will be transferred to the PX at the end of the agreement.

Conclusion

In summary, while there is no time to spare, all of the hardware and software necessary to commence operation of the ISO and PX are either completed or on schedule to be completed and tested before 1/1/98. The original estimate for the hardware, software and rites (excluding the start-up costs) was $223.0 million. Our current contracts should complete the work needed for a 1/1/98 startup (as well as the hardware and systems to be completed during 1998) for $212.2 million.


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                               [GRAPHIC OMITTED]

CALIFORNIA                           INDEPENDENT                          SYSTEM
OPERATOR

November 24,1997

Mr. H. Ronald Nash
Vice President, Perot Systems Corporation
12377 Merit Drive
Suite 1100
Dallas, Texas 75251

Dear Ron:

        Many thanks for your and Chuck Bell's trip to Folsom last week to help work out the conflict of interest matter involving Perot's contemplated consulting services ("the Services") in conjunction with Policy Analysis Corporation ("PAC"). I believe that we are in agreement on the need to move forward quickly to remedy the situation.

        Your recognition that the appearance of conflict weighs as heavily as actual conflict was most welcome. Public confidence in the fairness of the ISO and PX Systems must be one of its salient characteristics; it is a major and substantial interest of ours - and the FERC's - in the design and procurement of the system and the market. That the ISO is a quasi-public if not a public entity and the procurement funds for the system are quasi-public if not public funds, are important elements of the environment in which we are operating.

        Achievement of the December 5 deadline for having our conflict solution in place will be important, as I outlined. By way of summary, the elements that need to be available or in place are as follows:

        - The form of a disclaimer which will be issued to past and future prospects for the Services. We are to have the total number of prospects approached and "pitched"; you will approach all past and future prospects and secure permission to disclose their identity, if possible.

        - Provide a set of Ethics Assurance Procedures to assure appropriate isolation of the ISO/Alliance Project from the offering and providing of the Services. We need to identify the Project personnel in their varying capacities and their exposure or access to protected or non-public information relating to the Project, and identify as well the appropriate applicatory time periods.

        - Provide a control process to assure the continuing implementation of the above.

        - Provide certification in appropriate form that no protected or non-public information has been released, either to PAC or to prospective clients in the course of soliciting clients for the services or actually providing the services, as well as that the above described activities are being implemented-


               151 BLUE RAVINE ROAD - FOLSOM, CALIFORNIA - 95630
                TELEPHONE: 916.151.2222 'FACSIMILE: 916.351.2350

                                      -2-                       November 24,1997

        I appreciate your looking into the form of the "teaming" arrangements between Perot and PAC for provision of the services so that we can be aware of their circumstances. Also of importance is your continuing assessment regarding how the ISO can receive assurance that the system is free of any gratuitous insertions or "hooks" designed to enable some feature of the Services, both past and future.

        Again, Ron, thank you for your positive response to our concerns. We look forward to responding rapidly to the items set forth above, after we receive your draft proposal.

                                                        Sincerely,

                                                        /s/


Jeffrey Tranen
President and Chief Executive Officer

CALIFORNIA                             INDEPENDENT                        SYSTEM
OPERATOR

October 22, 1997

Mr. H. Ronald Nash
Vice President
Perot Systems Corporation
Suite 1100
12377 Merit Drive
Dallas, Texas 75251

Re:    ISO Alliance and Perot Systems Corporation Conflicts of Interest

Dear Mr. Nash:

    This is to follow up on our telephone conversation of October 21, 1997 regarding reported solicitations by Perot Systems Corporation ("Perot Systems") of parties expected to market energy in California.

    As we discussed, such solicitations are inconsistent with the ISO's Alliance's and Perot Systems' conflict of interest obligations under the Scheduling Applications, Scheduling Infrastructure and Business Systems Contract between the ISO Alliance and the ISO Restructuring Trust dated as of March 14, 1997 (the "Contract") which you executed on behalf of the ISO Alliance and Perot Systems.

    Specifically, it was reported to me that representatives of Perot Systems contacted Gary Cotton of San Diego Gas Sc Electric (SDG&E), and perhaps other potential market participants, and offered the services of Perot Systems in helping SDG&E to exploit the new California energy market by exploiting potential weaknesses and shortcomings in the ISO's system to their commercial advantage.

    It was further reported that Perot Systems' representatives at these solicitations included Ed Smith and Paul Gribik, both of whom have been significantly involved in ISO Alliance's and Perot Systems' activities in negotiating and performing the Contract, and that Perot Systems' involvement in developing the ISO's system was cited as evidence of Perot Systems' knowledge of the potential weaknesses and shortcomings in that system.

    Perot Systems' marketing of its inside knowledge of the ISO's system to third parties so that they may economically exploit the new California energy market, in addition to being a flagrant violation of basic norms of business ethics and indicative of bad faith dealing, would seriously erode the integrity of the new California energy market and materially compromise the work being performed and the system being produced by the ISO Alliance and Perot Systems for the ISO. Article 31 of the Contract expressly prohibits the ISO Alliance, including Perot


             151 BLUE RAVINE ROAD - SACRAMENTO, CALIFORNIA - 95630
                     PHONE: 916.351.2222 - FAX: 916.351.2181

                                     - 2 -                      October 22, 1997

Systems, ABB and Ernst & Young, from performing services for others which may create a material conflict of interest with the ISO or in any way otherwise materially compromise the work being performed by the ISO Alliance and Perot Systems on behalf of the ISO.

    Perot Systems' behavior as described above is contrary to Perot Systems' contractual obligations and is expressly prohibited under the Contract. While reserving all rights and remedies available to the ISO, including but not limited to those concerning breach and termination, under the Contract and applicable law, the ISO will require that Perot Systems immediately:

    (i)    cease the solicitation and marketing as described above;

    (ii) contact those parties previously solicited in this regard in writing, retracting it's offer of such consulting services and stating that such consulting services will not be offered by Perot Systems or the ISO Alliance;

    (iii) provide the ISO with a list of names of the market participants actually contacted by Perot Systems;

    (iv) describe what specifically was being marketed by Perot Systems and the basis for such solicitations with such itemization to be renewed at the end of Stage I and Stage II of the Contract;

    (v) certify that neither Perot Systems nor the ISO Alliance has introduced any changes or modifications other than those specified by the ISO Contract, the Detailed Statement of Work (DSOW), or documented change orders, with such certificates to be renewed at the end of Stage I and Stage n of the contract; and

    (vi) pursuant to Article 31.7 of the Contract provide all accounts and records relating to any program of solicitation activity in this regard.

    Finally, as I emphasized in our telephone conversation, prompt cessation of the offending solicitation activities and prompt retraction of all express offers of such consulting services is essential to any ultimate resolution of this matter. I look forward to hearing your response and the status of any additional activities you may propose for Perot Systems and the ISO Alliance to remedy this situation.

                                                  Sincerely,

                                                  /s/

Jeffrey D. Tranen
President and Chief Executive Officer

cc:    Ake  Almgren, President, ABB T&D Inc.
       William Hunter, Operations Partner, Ernst & Young